Exhibit 99.1

Grayscale Announces Strategic Expansion of Management Team and Board of Directors as Company Enters Next Phase in Its Evolution

Broadened Management Team Brings Decades of Traditional Finance Experience to the Maturing Crypto Industry

Board Expands to Five as Founder Barry Silbert Returns as Board Chairman

STAMFORD, Conn., -- Grayscale Investments, the world's largest digital asset-focused investment platform, today announced the strategic expansion of its management team and Board of Directors to support the firm's next phase of growth. Following announcements earlier this year, the appointments include four seasoned financial services executives joining the management team and a key addition to board leadership, underscoring Grayscale's commitment to innovation as the pioneer of digital asset investment platforms.

The management team expansion now includes Diana Zhang as Chief Operating Officer, Ramona Boston as Chief Marketing Officer, Andrea Williams as Chief Communications Officer, and Maxwell Rosenthal as Chief Human Resources Officer, all reporting to Grayscale CEO Peter Mintzberg. Additionally, Founder Barry Silbert will assume the role of Board Chairman, from Mark Shifke, who will remain a member of the Board. The company is also considering expanding the Board further to include independent directors.

“We’ve assembled a team that brings together a powerful combination of experience from the world’s most respected financial institutions with forward-looking innovation in the digital asset space,” said Peter Mintzberg, Chief Executive Officer of Grayscale. “This blend of institutional rigor and entrepreneurial drive shapes every aspect of how we operate at Grayscale, enabling us to deliver clients innovative investment strategies with the operating integrity they expect from a trusted partner.”

The newest appointments represent a strategic investment in talent as Grayscale continues to capitalize on unprecedented momentum in the digital asset class. Zhang was deputy to the co-CEO at Bridgewater Associates and was recently COO of BlockTower Capital. Boston joins from Apollo Global Management, where she served as Global Head of Client Marketing, building full-scale strategic marketing functions for global wealth and institutional channels. Williams built Oaktree’s Corporate Communications function from its IPO and was recently Head of Media Relations for Goldman Sachs. Rosenthal joins from Citadel, where he served as Head of People, Global Credit.

The board expansion reflects Grayscale's evolution to a scaled platform with more than $35 billion in assets under management across more than three dozen products, including Bitcoin and Ethereum ETFs, diversified crypto funds, and innovative private investment products for emerging digital asset categories. Silbert returns to Grayscale in the Chairman role, bringing his vision and deep crypto industry experience. As Chairman, Silbert will bring founder-level conviction, strategic perspective, and historical insight, helping to anchor Grayscale’s long-term vision and support the company through its next phase of growth.

“I’m honored to rejoin the Grayscale board at a defining moment for both the company and the broader digital asset ecosystem” said Barry Silbert, returning Board Chairman and Founder & CEO of DCG. “When I founded Grayscale in 2013, we saw an enormous opportunity to pioneer a new model for accessing and investing in digital assets, and to build the operational infrastructure that investors would ultimately demand. Today, I continue to have deep conviction in the company’s long-term positioning and in the leadership team guiding it forward.”

As the largest digital asset-focused investment platform in the world, Grayscale transforms disruptive technologies of tomorrow into opportunities today. Founded in 2013, the company launched the first publicly traded Bitcoin and Ethereum investment vehicles, establishing the regulatory and operational framework that enabled the broader crypto ETF markets in the United States to take shape. Grayscale now manages more than $35 billion in assets under management across more than three dozen products, offering investors access to everything from single-asset exposure to strategically designed thematic portfolios. With expanding relationships across numerous wealth channels and the crypto industry’s leading thought leadership and education platform, Grayscale is helping all investors understand crypto-related technology and its transformative potential.

About Grayscale Investments

Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a decade-long track record and deep expertise as a digital asset-focused investment platform. Investors, advisors, and allocators turn to Grayscale for single-asset, diversified, and thematic exposure. Grayscale products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC).

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